Exhibit 99.1

springbig announces preliminary Q2 results and updated business outlook

Boca Raton, Fla. – July 11, 2023 -- SpringBig Holdings, Inc. (“springbig” or the “Company”) (NASDAQ: SBIG), a leading provider of SaaS-based marketing solutions, consumer mobile app experiences, and omnichannel loyalty programs to the cannabis industry, today announced preliminary results for the quarter ended June 30, 2023 and provided an update on the outlook for the second half of the fiscal year.

Revenues for the three months ended June 30, 2023, are expected to be $7.2 million, representing 12% year-on-year growth, and Adjusted EBITDA loss is expected to be $1.1 million compared with $3.4 million in the same three-month period last year. For the first half of the fiscal year, revenues have increased by 14% year-on-year to $14.4 million and Adjusted EBITDA loss has been reduced by 58% to $2.5 million compared with $5.9 million in the same six-month period last year.

For the year ending December 31, 2023, springbig currently expects revenue in the range of $31.0 million to $32.5 million, representing 19% growth at the mid-point, and an Adjusted EBITDA loss in the range of $(1.5) million to $(2.0) million. “We are pleased with the improvement in our financial performance which is being achieved in challenging end-market macro conditions” said Paul Sykes, springbig’s CFO. “We have right sized our operating expenses, and this combined with continuing revenue growth results in the Company expecting to reach the critical milestone of Adjusted EBITDA profitability in Q3 of this year.”

As the Company has communicated repeatedly during the last nine months, springbig expects to turn Adjusted EBITDA positive during Q3 and to generate an Adjusted EBITDA profit in the range of $0.5 million to $1.0 million for the second half of this fiscal year. “These improved results are both a combination of consistent revenue growth along with adjusting the Company’s operating expense base to a going forward annualized rate of approximately $25 million or $6.25 million per quarter beginning in Q3 of this year. The operating expense base reduction represents a 30% reduction as compared to the Company’s run rate during the second half of 2022,” added Paul Sykes.

The Company also strengthened its balance sheet during the quarter having completed a $4.0 million public equity offering on May 31, 2023, as well as meaningfully restructuring its Senior Secured Convertible Notes. The equity offering included participation by Jeffrey Harris, springbig’s CEO and Chairman, Paul Sykes, CFO, and several independent directors. Additionally, Jeffrey Harris exercised stock options, with the proceeds from his payment of the exercise amount further enhancing the Company’s cash position. In aggregate, executives and directors invested $0.7 million during the past quarter. The Company utilized proceeds from the public equity offering partially to reduce the principal outstanding on its Senior Secured Convertible Notes and additionally to ensure the Company is adequately funded to reach profitability. “This reduction of the Company’s aggregate debt along with the restructuring of the principal payment schedule to one that is more Company friendly, helps provide a major improvement to the Company’s balance sheet,” added Paul Sykes.

“I am as confident as ever that our strategy is sound, with feedback from our clients and partners reaffirming that we are making the right investments to capture the long-term opportunity in front of us,” said Jeffrey Harris, CEO and Chairman. “We continue to develop and launch innovative SaaS based offerings to enable our clients to retain and grow their customer bases, including our recent launch of ‘Subscriptions by springbig’. Simultaneously we have been, and intend to continue, managing our business efficiently with a focus on accelerating our path to profitability and I am pleased that milestone now seems imminent.”

‘Subscriptions by springbig’ enables springbig retail clients to offer consumers in return for a monthly or annual subscription the opportunity to earn additional loyalty rewards, access to special promotions and other perks as VIP subscribers. ‘Subscriptions by springbig’, operating in conjunction with other springbig loyalty and digital communication offerings, was launched during June and is rapidly seeing meaningful interest from our clients, with several having already signed contract amendments with the Company to launch their own VIP loyalty paid subscription programs. Springbig, which will be sharing in the subscription revenue generated from these programs with its retail clients, sees meaningful potential from both a revenue growth and profitability standpoint for both its retail partners and springbig as these programs get launched and mature over time. “We are excited by the launch of several retailer subscription programs just in the last couple of weeks. Our expectation is that we will begin to see many more clients launch subscription programs for their respective customer bases in the months to come,” added Jeffrey Harris.

The Company will report its results for the second quarter ended June 30, 2023, after market close on Thursday, August 10, 2023. Participants can register here to access the live webcast of the conference call. Alternatively, those who want to join the conference call via phone can register at this link to receive a dial-in number and unique PIN.

About springbig

springbig is a market-leading software platform providing customer loyalty and marketing automation solutions to cannabis retailers and brands in the U.S. and Canada. Springbig’s platform connects consumers with retailers and brands, primarily through SMS marketing, as well as emails, customer feedback system, and loyalty programs, to support retailers’ and brands’ customer engagement and retention. Springbig offers marketing automation solutions that provide for consistency of customer communication, thereby driving customer retention and retail foot traffic. Additionally, springbig’s reporting and analytics offerings deliver valuable insights that clients utilize to better understand their customer base, purchasing habits and trends. For more information, visit https://springbig.com/.

Forward Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “outlook,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events and financial results that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. In particular, these include but are not limited to statements relating to the Company’s business strategy, future offerings and programs, expected financial performance for the year ending December 31, 2023, and preliminary estimates of financial results for the three and six months ended June 30, 2023. Many factors could cause actual future events and financial results to differ materially from the forward-looking statements in this press release, including but not limited to the fact that we have a relatively short operating history in a rapidly evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful; that if we do not successfully develop and deploy new software, platform features or services to address the needs of our clients, if we fail to retain our existing clients or acquire new clients, and/or if we fail to expand effectively into new markets, our revenue may decrease and our business may be harmed; and the other risks and uncertainties described under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 28, 2023. These forward-looking statements involve a number of risks and uncertainties (some of which are beyond the control of springbig), and other assumptions, which may cause the actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements other than as required by applicable law. The Company does not give any assurance that it will achieve its expectations.

Use of Non-GAAP Financial Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this press release, we have disclosed EBITDA and Adjusted EBITDA, both of which are non-GAAP financial measures that we calculate as net income before interest, taxes, depreciation and amortization, in the case of EBITDA, and further adjustments to exclude unusual and/or infrequent costs, in the case of Adjusted EBITDA, which are detailed in the reconciliation table that follows, in order to provide investors with additional information regarding our financial results. Below we have provided a reconciliation of net loss (the most directly comparable GAAP financial measure) to EBITDA and Adjusted EBITDA for the three months and six months ended June 30, 2023, and June 30, 2022.

Springbig Holdings, Inc.
Preliminary reconciliation of net loss to non-GAAP EBITDA and Adjusted EBITDA (unaudited)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net loss	$(2,036)	$(2,611)	$(4,298)	$(5,477)
Interest income	(4)	—	(14)	—
Interest expense	329	219	720	308
Depreciation expense	64	64	130	123

EBITDA	(1,647)	(2,328)	(3,462)	(5,046)

Stock based compensation	205	1,045	367	1,226
Bad debt expense	231	181	400	214
Business merger related expense	—	550	—	550
Severance and related payments	135	—	135	—
Change in fair value of warrants	(64)	(2,891)	89	(2,891)

Adjusted EBITDA	$(1,140)	$(3,443)	$(2,471)	$(5,947)

Adjusted EBITDA for the year ending December 31, 2023, is a non-GAAP financial measure provided in this press release on a forward-looking basis. The Company does not provide a reconciliation of such forward-looking measure to the most directly comparable financial measure calculated and presented in accordance with GAAP because to do so would be potentially misleading and not practical given the difficulty of projecting event-driven transactional and other non-core operating items in any future period. The magnitude of these items, however, may be significant.

We present EBITDA and Adjusted EBITDA because these metrics are a key measure used by our management to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of investment capacity. Accordingly, we believe that EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management. Management also believes that these measures provide improved comparability between fiscal periods.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:

•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and neither EBITDA nor Adjusted EBITDA reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and
•EBITDA and Adjusted EBITDA do not reflect tax payments that may represent a reduction in cash available to us.

Because of these limitations, you should consider EBITDA and Adjusted EBITDA alongside other financial performance measures, including net income and our other GAAP results. Also, these non-GAAP financial measures, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies.

Investor Relations Contact
Claire Bollettieri
VP of Investor Relations
ir@springbig.com